--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                 SCHEDULE 14D-1

                TENDER OFFER STATEMENT PURSUANT TO SECTION
                14(D)(1) OF THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 1)


                               ----------------

                        VITALINK PHARMACY SERVICES, INC.
                           (NAME OF SUBJECT COMPANY)

                               ----------------

                                MANOR CARE, INC.
                                    (BIDDER)

                               ----------------

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                               ----------------

                                   92846E10 4
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                               ----------------

                              JAMES H. REMPE, ESQ.
               SENIOR VICE PRESIDENT, GENERAL COUNSEL & SECRETARY
                                MANOR CARE, INC.
                             11555 DARNESTOWN ROAD
                          GAITHERSBURG, MARYLAND 20878
                                 (301) 979-4000

(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
                      COMMUNICATIONS ON BEHALF OF BIDDER)

                                    COPY TO:
                             W. LESLIE DUFFY, ESQ.
                            CAHILL GORDON & REINDEL
                                 80 PINE STREET
                            NEW YORK, NEW YORK 10005
                                 (212) 701-3000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               Page 1 of 4 Pages

                         Exhibit Index begins on Page 4

  This Amendment No. 1 amends and supplements the Tender Offer Statement on
Schedule 14D-1 (the "Schedule 14D-1"), originally filed by Manor Care, Inc., a Delaware corporation, on April 24, 1997 relating to the offer disclosed therein to purchase up to 1,500,000 shares of common stock, par value $.01 per share, of Vitalink Pharmacy Services, Inc., a Delaware corporation, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 24, 1997, and the related Letter of Transmittal. Capitalized terms used herein without definition shall have the meanings set forth in the Schedule 14D-1.

ITEM 11. MATERIAL TO BE FILED AS EXHIBITS.

  Item 11 is hereby amended and supplemented by adding thereto the following:

   (a)(9)  --Letter from the Purchaser to Plan Participants.
   (a)(10) --Form of Letter to Plan Participants for Use by Administrator of
            Stock Purchase Plan.
   (a)(11) --Letter from the Purchaser to former Stockholders of National
            Heritage, Inc., Evergreen
            Healthcare, Inc. and GranCare, Inc.


                               Page 2 of 4 Pages

                                   SIGNATURE

  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          Manor Care, Inc.

                                                    /s/ James H. Rempe
                                          By: _________________________________
                                            Name: James H. Rempe
                                            Title:Senior Vice President,
                                                  General Counsel and
                                                  Secretary

Dated: April 28, 1997

                               Page 3 of 4 Pages

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                              DESCRIPTION
 -------                            -----------
 (a)(9)  --Letter from the Purchaser to Plan Participants.
 (a)(10) --Form of Letter to Plan Participants for Use by Administrator of
          Stock Purchase Plan.
 (a)(11) --Letter from the Purchaser to former Stockholders of National
          Heritage, Inc., Evergreen Healthcare, Inc. and GranCare, Inc.


                               Page 4 of 4 Pages